SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

July 27, 2009

HEALTHTRONICS, INC.

(Exact name of registrant as specified in its charter)

Georgia	000-30406	58-2210668
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9825 Spectrum Drive,

Building 3

Austin, Texas 78717

(Address of principal executive offices including Zip Code)

(512) 328-2892

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets

On July 27, 2009, HealthTronics, Inc., a Georgia corporation (the “Company”), completed its acquisition of all of the outstanding shares of common stock, $0.001 par value per share (and the related preferred stock purchase rights) (the “Shares”), of Endocare, Inc., a Delaware corporation (“Endocare”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 7, 2009, among the Company, HT Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Offeror”), and Endocare.

In accordance with the terms and conditions of the Merger Agreement, on June 17, 2009, Offeror commenced an exchange offer (the “Offer”) to acquire all of the outstanding Shares in which each validly tendered Share would be exchanged, at the election of the holder, for the following consideration: (i) $1.35 in cash, without interest (the “Cash Consideration”), or (ii) 0.7764 of a share of common stock of the Company (the “Stock Consideration”), in each case subject to proration. The Offer expired at 5:00 p.m., New York City time, on July 21, 2009. A total of 11,363,630 Shares were tendered and not withdrawn, reflecting approximately 91.1 percent of the 12,475,081 Shares outstanding.

Cash Consideration was elected with respect to 2,596,962 tendered Shares. Holders of these Shares will receive, in exchange for each such Share tendered, $1.35 per Share in cash. Stock Consideration was elected with respect to 8,766,668 tendered Shares. Pursuant to the terms of the Offer, the maximum aggregate number of shares of common stock of the Company issuable pursuant to the Offer is 0.7764 of a share of common stock of the Company multiplied by 75% of the total number of Shares tendered and accepted for exchange pursuant to the Offer, or 6,617,042 shares of the Company’s common stock (the “Maximum Stock Consideration”). Endocare stockholders elected to receive Stock Consideration in excess of the Maximum Stock Consideration. As a result, those Endocare stockholders who elected Stock Consideration will have their elections prorated such that they will receive, on a per Share basis, approximately 0.7548 of a share of Company common stock and approximately $0.04 in cash.

The aggregate amount of cash to be paid for Shares exchanged pursuant to the Offer is approximately $3.8 million and the aggregate number of shares of Company common stock to be issued pursuant to the Offer is approximately 6.6 million shares. The Company borrowed from the revolving line of credit under its senior credit facility in order to fund the cash payment. The lenders under the Company’s senior credit facility are JPMorgan Chase Bank, National Association, Bank of America, N.A., and Wachovia Bank, NA.

Following the consummation of the Offer, on July 27, 2009, Offeror filed a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware merging Endocare with and into Offeror pursuant to a “short form” merger procedure available under Delaware law (the “Merger”). As a result, each Share not acquired in the Offer converted into the right to receive, at the election of the holder (a) $1.35 in cash, without interest, or (b) 0.7764 of a share of common stock of the Company, in each case subject to proration (other than (i) Shares held by holders who comply with the relevant provisions of Section 262 of the Delaware General Corporation Law regarding the rights of stockholders to demand appraisal of such shares in connection with the Merger and (ii) Shares held in the treasury of Endocare or owned by the Company, Offeror or any other wholly-owned subsidiary of the Company). Endocare stockholders who do not make an election within 30 days after a letter of election and transmittal is mailed to them will be deemed to have made no election and will be subject to the treatment set forth in the Merger Agreement.

On July 27, 2009, the Company issued a press release announcing the final results of the Offer and the completion of the Merger and the final proration calculation, which is attached as Exhibit 99.1.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a) The Company borrowed an aggregate of $7 million under that certain Credit Agreement, dated as of March 23, 2005, among the Company, the lenders party thereto, JPMorgan Chase Bank, National Association, as the administrative agent, and the other parties thereto (as amended, the “Credit Agreement”) in order to finance (1) the cash payment on July 29, 2009 for Shares tendered in the Offer as described in Item 2.01. above and (2) to pay off on July 27, 2009 all amounts outstanding under Endocare’s credit facility with Silicon Valley Bank. The terms of the Credit Agreement are described in the Company’s Form 10-K for the year ended December 31, 2008, which was filed with the Securities and Exchange Commission on March 10, 2009. Such description is hereby incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The financial statements and registered independent accounting firm’s reports required to be filed by this item will be filed with the Securities and Exchange Commission as soon as practicable, but no later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information

The pro-forma financial information required to be filed by this item will be filed with the Securities and Exchange Commission as soon as practicable, but not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(d) Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press release dated July 27, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHTRONICS, INC. (Registrant)

Dated: July 31, 2009	By:	/s/ Richard A. Rusk
	Name:	Richard A. Rusk
	Title:	Interim Chief Financial Officer, Vice President and Controller

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press release dated July 27, 2009.